FULL HOUSE RESORTS ANNOUNCES CONCLUSION OF RIGHTS OFFERING

- Rights Offering was Substantially Oversubscribed

Las Vegas - November 4, 2016 - Full House Resorts, Inc. (NASDAQ: FLL) announced today that it has concluded its rights offering. The Company will receive $5,000,000 in gross proceeds from the rights offering through the issuance of 3,846,154 shares of common stock at a price of $1.30 per share to rights holders. Shareholders directly subscribed for approximately 2.7 million shares under the rights offering, representing approximately 71% of the shares being offered. Shareholders also subscribed for more than 4.8 million shares via oversubscription rights, which significantly exceeded the number of available oversubscription shares. The balance of the deposited funds will be returned to subscribing shareholders imminently.

Daniel R. Lee, President, Chief Executive Officer, and a director of the Company, and various family-related accounts exercised their basic subscription and oversubscription rights related to shares purchased prior to the offering, and will receive approximately 50,000 shares. In connection with the standby purchase agreement that the Company entered into with Mr. Lee on October 7, 2016, Mr. Lee also purchased one million additional shares, which are restricted shares under the rules of the Securities and Exchange Commission. Under the standby purchase agreement, Mr. Lee agreed to hold such shares for a minimum period. Thereafter, such shares will continue to be restricted under the general rules of the Securities and Exchange Commission. Mr. Lee received no other payment for providing the standby purchase agreement. With such purchases, Mr. Lee and his family will own approximately 5.6% of the Company’s outstanding shares. In addition, Mr. Lee has stock options for an additional 1,043,834 shares. As of this date, approximately 43% of such options have vested in accordance with the related agreements.

Other directors of the Company also exercised their basic and oversubscription rights in the rights offering, increasing total board ownership (including Mr. Lee) to approximately 13% of the Company’s outstanding shares.

The purpose of the rights offering was to raise equity capital in a cost-effective manner that allowed current holders of common stock to participate. The net proceeds will be used to partially fund approximately $10 million of growth projects at our existing properties. These projects include refurbishment of the Grand Lodge Casino; new parking and entrances at Stockman’s Casino; a VIP gaming area, sense of arrival improvements, a new casino restaurant, an RV park, and a ferry boat service at Rising Star Casino Resort; a pool and beach complex at Silver Slipper Casino and Hotel; design work for a future hotel addition at Bronco Billy’s Casino and Hotel; and for general corporate purposes. All of these improvements (except for the new potential hotel at Bronco Billy's) are anticipated to be completed within approximately two years. The rights offering also satisfies a condition in the Company’s first lien credit facility, preventing a potential increase in the interest rate on such borrowings beginning on May 13, 2017, which would have cost the Company approximately $0.2 million per year in additional interest expense. For additional information, please see “Use of Proceeds” in the company’s registration statement.

A registration statement on Form S-3 relating to these securities was declared effective by the Securities and Exchange Commission on October 6, 2016.  A copy of the prospectus forming a part of the registration statement may be obtained free of charge at the website maintained by the SEC at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering was made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Forward-looking Statements
This press release contains statements that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding the expected budgets and completion dates for the Company’s growth projects. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.
Full House Resorts owns, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com